HENDERSON GLOBAL FUNDS

Written Instrument Abolishing and Eliminating a Class of Beneficial Interest

The undersigned constitute all of the Trustees of the Henderson Global Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated May 11, 2001, as amended (the “Declaration of Trust”). This instrument is executed pursuant to Sections 6.3(b) and 6.19 of Article VI of the Declaration of Trust in order to abolish and eliminate the class of shares of beneficial interest (“Class”) of each series of the Trust designated as Class B (“Class B Shares”). Capitalized terms not defined herein shall have the same meanings as provided in the Declaration of Trust.

WHEREAS, Henderson Global Funds, a Delaware statutory trust (the “Trust”), is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a portfolio of securities and other assets; and

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges; and

WHEREAS, pursuant to Section 6.1 of Article VI of the Trust’s Declaration of Trust dated May 11, 2001, as amended (the “Declaration of Trust”), the Board of Trustees of the Trust (the “Board” with the members of the Board referred to individually as the “Trustees”) may, without shareholder approval, divide units of interest (“shares”) of any series into two or more classes, shares of each such class having such preferences and special or relative rights and privileges (including conversion rights, if any) as the Trustees may determine; and

WHEREAS, pursuant to Sections 6.1 and 6.3 of the Declaration of Trust, the Board established and designated Class B shares with respect to each of Henderson European Focus Fund, Henderson Global Technology Fund, Henderson International Opportunities Fund and Henderson Strategic Income Fund, each a series of the Trust (each, a “Fund” and collectively, the “Funds”); and

WHEREAS, the Class B shares of each Fund have the rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust and the By-Laws of the Trust, or as designated by the Trustees, from time to time, pursuant to the authority provided by the Declaration of Trust, with respect to the Funds and Class set forth therein; and

WHEREAS, the Trust has adopted a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges, including with respect to the Class B shares of each Fund (the “Multi-Class Plan”); and

WHEREAS, the Multi-Class Plan states that after a shareholder’s Class B shares have been outstanding for eight years, they will automatically convert to Class A shares of the same Fund at the relative net asset values of the two classes and that Class B shares issued upon reinvestment of income and capital gain dividends and other distributions will be converted to Class A shares on a pro rata basis with the Class B shares; and

WHEREAS, the Funds’ investment adviser, Henderson Global Investors (North America) Inc. (the “Adviser”) recommended and the Board, including a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act, of the Trust, determined that it is appropriate and in the best interest of each Fund and its Class B shareholders to accelerate the conversion of the Class B shares to Class A shares, and, in this connection, approved, by unanimous written consent dated August 28, 2015, the automatic conversion of each Fund’s outstanding Class B shares to Class A shares of the same Fund (the “Conversion”), effective as of the close of business on November 4, 2015 (the “Conversion Date”); and

WHEREAS, Section 6.3(b) of Article VI of the Declaration of Trust provides that at any time there are no shares outstanding of any particular class previously established and designated, the Trustees may, by an instrument executed by a majority of their number, abolish that class and the establishment and designation thereof; and similarly Section 6.19 of Article VI of the Declaration of Trust generally provides that at any time there are no shares outstanding of a series or class, the Trustees may abolish such series or class; and

WHEREAS, following the Conversion on the Conversion Date there shall be no shares outstanding of Class B of the Funds;

NOW, THEREFORE, BE IT

RESOLVED, that pursuant to their authority under the Declaration of Trust, the Trustees hereby approve the abolishment and elimination of the Class B Shares of each Fund effective following the Conversion; and it is

FURTHER RESOLVED, that the officers of the Trust, be and each of them hereby is, authorized and directed to take, or cause to be taken, any and all further actions necessary or advisable to implement the foregoing resolution, including, the execution and delivery of any and all certificates, instructions, requests or other instruments and to determine the timing of the implementation of such actions.

 (Signature Page Follows)

(Signature Page – Henderson Global Funds - Written Instrument Abolishing and Eliminating a Class of Beneficial Interests)

IN WITNESS WHEREOF, the undersigned have this 30th day of September 2015 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

C. Gary Gerst, Chairman and Trustee
James W. Atkinson, Trustee
Richard W. Durkes, Trustee
Barbara L. Lamb, Trustee
James G. O’Brien, Trustee
J. Marshall Peck, Trustee
Charles Thompson II, Trustee